April 2, 1998


ABC Dispensing Technologies, Inc.
451 Kennedy Road
Akron, Ohio 44305

Re:      ABC Dispensing Technologies, Inc.
         Form S-1 Registration Statement Covering
         10,518,250 Shares of Common Stock

Gentlemen:

         We have acted as counsel for ABC Dispensing Technologies, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 filed under the Securities Act of 1933, as amended (the "Act")(the "Registration Statement"), relating to:

         (A) the issuance by the Company of up to 5,990,000 shares of the Company's common stock, $.01 par value (the "Common Stock") upon the exercise of common stock purchase warrants and options (the "Warrant Shares");

         (B) the issuance by the Company of up to 3,837,500 shares of Common Stock (the "Conversion Shares") upon conversion of the shares of the Company's issued and outstanding 9% Cumulative Redeemable Preferred Stock, Series A (the "Preferred Stock"); and

         (C) 690,750 shares of Common Stock issuable in payment of dividends on the Preferred Stock (the "Dividend Shares").

         In that connection, we have examined the Articles of Incorporation and By-laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity all documents submitted to us as originals and the conformity to originals of all documents

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ABC Dispensing Technologies, Inc.
April 2, 1998
Page 2


submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Florida.

         2. The Warrant Shares have been duly authorized and reserved for issuance and when issued in accordance with the terms of the Warrants and upon the Company's receipt of the exercise price therefor, will be validly issued, fully paid and non-assessable.

         3. The Conversion Shares have been duly authorized and reserved for issuance and when issued in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and non-assessable.

         4. The Dividend Shares have been duly authorized and reserved for issuance and when issued as dividends in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

         By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or are otherwise within the category of persons described in Section II (a)(4) of the Act.


                                                  Very truly yours,


                                                  ST. JOHN & WAYNE, L.L.C.